Exhibit 99.1

(206) 388-5785	CONTACT: Robert M. Warwick
www.stockvalues.com	Chief Financial Officer
(415) 275-5100

NEWS RELEASE

Willis Lease Finance 3Q06 Lease Revenue Up 12% as Engine Portfolio Grows 20%

SAUSALITO, CA – November 13, 2006—Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, today reported lease revenue rose 12% in the third quarter of 2006 and 11% year-to-date with 20% growth in its jet engine portfolio since September 2005.  Third quarter net income totaled $1.7 million on revenue of $21.5 million, compared to a loss of $501,000 on revenue of $16.7 million in the third quarter of 2005.  After payment and accrual of dividends on the preferred shares, net income available to common shareholders was $904,000, or $0.09 per share, in the third quarter of 2006.

In the first nine months of 2006, net income was $3.2 million on revenue of $59.4 million, compared to $2.0 million on revenue of $50.6 million in the first nine months of 2005.  After payment and accrual of preferred dividends of $2.0 million, net income available to common shareholders was $1.2 million, or $0.12 per share, for the first nine months of 2006.

Results for the third quarter and first nine months of 2006 are not directly comparable to the year ago periods due to a number of factors including the following:

•                  Stock option expense, a non-cash item, was $125,000 in the third quarter of 2006 and $480,000 year-to-date, and is included in general and administrative expense in 2006 due to the adoption of a new accounting standard.  In 2005, stock option expense was not included in general and administrative expense but was disclosed in the footnotes to the financial statements at $168,000 for the third quarter and $433,000 for the first nine months of 2005.

•                  Prior to December 2005, changes in the fair value of derivatives were recorded in the income statement.  After December 1, 2005, hedge accounting was used to account for the change in fair value of cash flow hedges through accumulated other comprehensive income on the balance sheet for all qualified hedges.  The change in fair value of derivative instruments had no impact on third quarter 2006 net finance costs as all derivative instruments qualified for hedge accounting, but reduced net finance costs by $332,000 in the third quarter a year ago.  Year-to-date, the realized and unrealized gain on derivative instruments reduced net finance costs by $153,000 compared to $721,000 in the first nine months of 2005.

•                  Preferred dividends paid and accrued were $782,000 in the third quarter and $2.0 million year-to-date following the issuance of preferred stock on February 7, 2006.

•                  With the completion of the asset backed securitization (ABS) transaction in August 2005, the prior warehouse credit facility was paid off, resulting in the write-off of $1.4 million of unamortized capitalized financing costs in the third quarter of 2005.

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Current Market

“Demand for leased spare engines is growing and is projected to accelerate as scheduled maintenance for the newer engine models comes due over the next few years,” said Charles F. Willis, President and CEO. “We believe a number of airlines do not have enough spare engines to cover the first scheduled shop visits of newer engines in their fleets.  This situation was a contributing factor for our landmark deal with CFM International to purchase up to $540 million in new engines over the next five years.  I also believe it was a motivating factor for our North American pool participants, American, Southwest and WestJet, to work cooperatively with us to improve the availability of spares for all members.  Strong demand and rising interest rates have also contributed to some upward movement in lease rates this quarter, translating to solid growth in lease revenues and appreciation in the secondary market for jet engines.”

Utilization at the end of the third quarter of 2006 was 89%, compared to 92% at the end of the second quarter and 97% a year ago.  Average utilization in the third quarter of 2006 was 89% compared to 92% in the second quarter of 2006 and 92% in the third quarter a year ago.  “Our utilization was down slightly at the end of the third quarter due mainly to six engines returned from Varig (previously one of our largest lessees which filed for bankruptcy protection in June 2005), which remained off-lease.  Since that time, we have sold one of the six engines and expect to lease or sell the remaining engines over the next several months,” said Lee Beaumont, Chief Operating Officer.

Results from Operations

Lease revenue increased 12% to $17.5 million in this year’s third quarter, and 11% to $51.4 million in the first nine months of 2006 compared to the respective periods in 2005.  Strong values in the secondary market for jet engines contributed solid gain on sales of equipment, adding $4.0 million to third quarter 2006 revenue and $7.9 million year-to-date, compared to $1.0 million and $4.2 million in the same periods last year.

Total expenses increased 5% in the third quarter of 2006 compared to the same period last year.  Year-to-date total expenses increased 12% to $54.5 million from $48.0 million in the first nine months a year ago.

Depreciation decreased 8% in the third quarter to $5.9 million from $6.5 million in the same period last year, mainly due to an improvement in estimated residual values for certain older engines in the portfolio.  Year-to-date, depreciation grew 5% to $19.4 million compared to $18.6 million in the first nine months of 2005.

Third quarter net finance costs increased 8% to $7.4 million from $6.8 million in the third quarter a year ago.  Year-to-date net finance costs rose 22% to $20.7 million from $16.9 million in the same period in 2005.  As noted previously, the change in accounting treatment for derivative instruments introduced substantial volatility into net finance costs in the prior year periods, as did the $1.4 million loss on extinguishment of debt related to the ABS transaction last year.  On an operating level, interest expense was directly linked to increases in interest rates and, to a lesser extent, higher debt levels.  Partially offsetting higher interest expense was an increase in interest income due to larger balances of restricted cash for maintenance reserves, as well as higher earning rates on these balances.

General and administrative expense grew 20% in the third quarter to $5.3 million compared to $4.4 million in the third quarter a year ago.  Year-to-date, G&A expense grew 15% to $14.4 million from $12.5 million in the first nine months of 2005.  Most of the increase was attributable to higher staffing costs including higher compensation, temporary help and benefit expense.  “With the new accounting treatment for stock options, compensation expense included $125,000 in the third quarter and $480,000 year-to-date, that were not included in year ago results,” said Robert M. Warwick, Chief Financial Officer.

The income tax provision was higher than normal in the third quarter of 2006 due to a change in the estimate of the 2006 California effective tax rate.  The provision was a tax benefit in the third quarter a year ago due to the losses generated primarily from the loss on extinguishment of debt.  During the nine months ended September 30, 2006 a discrete tax item of $510,000 was recognized which resulted from a change in estimate for the 2006 state effective tax rate. “In general our tax provision would normally be between 31% and 33% of pre-tax profit,” said Warwick.

Balance Sheet

At September 30, 2006, the company had 127 commercial jet engines, 4 aircraft parts packages, 5 aircraft and other engine-related equipment in its lease portfolio with a net book value of $590.7 million compared to 120 commercial jet engines, 3 aircraft parts packages, 5 aircraft and other engine-related equipment in its lease portfolio with a net book value of $492.2 million at September 30, 2005.  In addition, investments increased to $10.5 million at September 30, 2006, compared to $1.5 million a year ago, reflecting the investment in the joint venture with Oasis International Leasing (USA) Ltd.

Total assets increased 15% to $706.8 million at September 30, 2006, compared to $571.0 million a year ago.  Largely due to the addition of $31.9 million in preferred equity, total shareholders’ equity increased 30% to $155.3 million from $119.4 million a year ago.  Book value per common share was $13.30 compared to $13.04 at September 30, 2005.

At September 30, 2006, the company had $75 million of availability under its revolving credit and warehouse facilities compared to $149 million a year ago.  The company’s funded debt to equity ratio was 2.77 to-1 at September 30, 2006, compared to 3.26-to-1 a year earlier.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines, rotable parts and aircraft to commercial airlines, aircraft engine manufacturers and overhaul/repair facilities worldwide.  These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made; and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Consolidated Statements of Income

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
(In thousands, except per share data, unaudited)	2006	2005	Change	2006	2005	Change
REVENUE
Lease revenue	$17,464	$15,660	11.5%	$51,385	$46,193	11.2%
Gain on sale of equipment	3,981	1,015	292.2%	7,922	4,163	90.3%
Other income	42	58	(27.6)%	48	285	(83.2)%
Total revenue	21,487	16,733	28.4%	59,355	50,641	17.2%

EXPENSES
Depreciation expense	5,926	6,460	(8.3)%	19,413	18,583	4.5%
General and administrative	5,283	4,406	19.9%	14,376	12,507	14.9%
Net finance costs
Interest expense	8,166	6,310	29.4%	23,043	17,273	33.4%
Interest income	(807)	(515)	56.7%	(2,196)	(988)	122.3%
Realized and unrealized (gains) and losses on derivative instruments	—	(332)	nm	(152)	(721)	(78.9)%
Loss upon extinguishment of debt	—	1,375	nm	—	1,375	nm
Total net finance costs	7,359	6,838	7.6%	20,695	16,939	22.2%
Total expenses	18,568	17,704	4.9%	54,484	48,029	13.4%

Earnings from operations	2,919	(971)	nm	4,871	2,612	86.5%

Earnings from joint venture	122	—	nm	348	—	nm

Income/(loss) before income taxes	3,041	(971)	nm	5,219	2,612	99.8%
Income tax expense	(1,355)	470	nm	(2,017)	(588)	243.0%
Net income/(loss)	$1,686	$(501)	nm	$3,202	$2,024	58.2%

Preferred dividends paid and accrued-Series A	782	—	nm	2,032	—	nm
Net income available to common stockholders	$904	$(501)	nm	$1,170	$2,024	(42.2)%

Basic earnings/(loss) per common share	$0.10	$(0.06)		$0.13	$0.22

Diluted earnings/(loss) per common share	$0.09	$(0.06)		$0.12	$0.21

Average common shares outstanding	9,279	9,097		9,219	9,050
Diluted average common shares outstanding	9,693	9,097		9,648	9,479

Consolidated Balance Sheets

	September 30,	December 31,	September 30,
(In thousands, except share data, unaudited)	2006	2005	2005

ASSETS
Cash and cash equivalents	$541	$6,346	$4,383
Restricted cash	63,828	61,257	42,959
Equipment held for operating lease, less accumulated depreciation	590,712	540,657	492,242
Equipment held for sale	9,898	6,223	6,921
Operating lease related receivable, net of allowances	5,576	4,512	3,473
Notes receivable	20	161	298
Investments	10,484	10,347	1,480
Assets under derivative instruments	1,946	2,515	1,852
Property, equipment & furnishings, less accumulated depreciation	7,390	7,662	7,826
Other assets	16,477	15,997	9,582
Total assets	$706,872	$655,677	$571,016

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$6,830	$26,152	$8,195
Liabilities under derivative instruments	154	—	—
Deferred income taxes	30,235	28,588	28,581
Notes payable	429,560	407,551	349,019
Maintenance reserves	76,122	63,156	58,284
Security deposits	4,271	3,964	3,685
Unearned lease revenue	4,415	4,793	3,845
Total liabilities	551,587	534,204	451,609

Shareholders’ equity:
Preferred stock	$31,915	$—	$—
Common stock ($0.01 par value)	93	92	91
Paid-in capital in excess of par	64,781	63,618	63,044
Accumulated other comprehensive gain/(loss), net of tax	(727)	(161)	—
Retained earnings	59,223	57,924	56,272
Total shareholders’ equity	155,285	121,473	119,407

Total liabilities and shareholders’ equity	$706,872	$655,677	$571,016

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Note:  Transmitted on Business Wire on November 13, 2006 at 3:30 a.m. PST.